Exhibit 99.3

Declaration

We are a construction company with secondary qualification of general contracting in project construction. The shareholders of our company are Xinlin Zhang, Yuankong Wang and Zhenhua Jia, with Xinlin Zhang also being the legal representative and the general manager.
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From 2009 to 2011, we had been contracted by Shouguang City Hao Yuan Chemical Industry Co., Ltd in connection with the projects of bromine well construction, facility deepening and reform, building, developing, and improving the transporting channel of the bromine well. We were also responsible for the implementation of pipeline transformation, construction of a sewage treatment chemicals production line and rebuilding the storage shed for its subsidiary company, Shouguang City Yuxin Chemical Co., Ltd. We maintained a good cooperation relationship with our aforesaid client so far and all the contracting projects are finished by now.

From 2010 to 2011, Mr. Zhenhua Jia, the shareholder of our company, never participated in any form of interview in person or by telephone with regards to the projects with Shouguang City Haoyuan Chemical Co., Ltd. or Shouguang City Yuxin Chemical Co., Ltd. If any person spread false information to the public in the name of our company or Mr. Zhenhua Jia, we will notify judicial authority and pursue legal justification.

Shouguang Shengkun Construction and Installation Co., Ltd. (sealed)
November 3, 2011